                                                                     EXHIBIT 11


                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


                                                                             YEARS ENDED DECEMBER 31
                                               ----------------------------------------------------------------------------
                                                   1998            1997            1996            1995         1994(1)
                                               ------------    ------------    ------------    ------------    ------------
Net Income                                     $        450    $      1,097    $        863    $        575    $        422

Weighted Average Shares Outstanding
(excluding Treasury Stock)--Basic
    Class A................................      37,283,059              --              --              --             --
    Class B................................     436,543,573     436,543,573     436,543,573     436,543,573     436,543,573
                                               ------------    ------------    ------------    ------------    ------------
        Total Basic........................     473,826,632     436,543,573     436,543,573     436,543,573     436,543,573

Shares assumed to be issued due
to stock options...........................       1,659,816              --              --              --              --
                                               ------------    ------------    ------------    ------------    ------------

Adjusted average number of Class A
and Class B common shares and share
equivalents-Diluted........................     475,486,448     436,543,573     436,543,573     436,543,573     436,543,573

Earnings per share:*
    - Diluted..............................    $        .95    $       2.51    $       1.98    $       1.32    $        .97

    - Basic................................    $        .95    $       2.51    $       1.98    $       1.32    $        .97

(1)   Unaudited

 * Earnings per share (EPS) for the periods prior to the Offerings was calculated using only Class B Common Stock as required by SFAS 128. However, since the substance of the Offerings was the sale of approximately 30% ownership of Conoco, management believes a more meaningful presentation of EPS for periods prior to the Offerings would include both Class A and Class B Common Stock, including stock options with respect to Class A Common Stock, as though outstanding for all prior periods (see Note 8 to the Consolidated Financial Statements). On this basis, diluted EPS would be $.71, $1.72, $1.36, $.90, and $.66 for the years 1998, 1997, 1996, 1995 and 1994 respectively.